                                                                    EXHIBIT 99.2
January 31, 2002

FROM:                                         FOR:
Padilla Speer Beardsley Inc.                  Tower Automotive, Inc.
224 Franklin Avenue West                      5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55404                  Grand Rapids, Michigan 49546

John Mackay 612 455-1741                      Anthony Barone (616) 802-1600
                                              Dave Tuit (616) 802-1591

FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE ANNOUNCES DECISION TO CLOSE MILWAUKEE PRESS OPERATIONS AND TO FOCUS ON HIGH VOLUME FRAME ASSEMBLIES

GRAND RAPIDS, Mich., January 31 - Tower Automotive, Inc. (NYSE: TWR) announced today that it will be discontinuing all stamping and ancillary processes currently performed at its Milwaukee Press Operations facility and relocating the work to other Tower Automotive plants or Tier II suppliers. The company expects to complete the transfer of work during the second quarter of 2002. The company intends to continue the assembly of frames for the Dodge Ram and Ford Ranger trucks in Milwaukee.

         As previously discussed in an announcement dated December 28, 2001, about 400 salaried and hourly colleagues will be affected by the closure of the Milwaukee Press Operations, with anticipated cash closure costs of approximately $15 million and non-cash charges of $60 million (approximately $47 million of asset impairment charges and approximately $13 million relate to an increase in long-term employee benefit accruals). The company expects that the cash charges recorded will be recovered through operating savings within twelve months.

         Tower Automotive, Inc., produces a broad range of assemblies and modules for vehicle structures and suspension systems for the automotive manufacturers, including Ford, DaimlerChrysler, GM, Honda, Toyota, Nissan, Fiat, Kia, Hyundai, BMW and Volkswagen. Products include body structural assemblies such as pillars and package trays, control arms, suspension links, engine cradles and full frame assemblies. The company is based in Grand Rapids, Mich.

         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results as a consequence of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Tower Automotive operates and other risks detailed from time to time in the company's Securities and Exchange Commission filings.


                                      # # #